Exhibit 4.2

NAVIENT CORPORATION,

as Company,

and

THE BANK OF NEW YORK MELLON,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of March 7, 2017

to

INDENTURE

Dated as of July 18, 2014

6.500% Senior Notes due 2022

TABLE OF CONTENTS

			Page
		ARTICLE 1.

		DEFINITIONS
Section	1.1.	Definition of Terms	2

		ARTICLE 2.

		GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section	2.1.	Designation and Principal Amount	5
Section	2.2.	Maturity	5
Section	2.3.	Further Issues	5
Section	2.4.	Form of Payment	5
Section	2.5.	Global Securities	5
Section	2.6.	Interest	5
Section	2.7.	Authorized Denominations	5
Section	2.8.	Redemption	5
Section	2.9.	Repurchase Upon Change of Control.	5
Section	2.10.	Appointment of Agents	8

		ARTICLE 3.

		FORM OF NOTES

Section	3.1.	Form of Senior Notes	8

		ARTICLE 4.

		ORIGINAL ISSUE OF NOTES

Section	4.1.	Original Issue of Senior Notes	8

		ARTICLE 5.

		MISCELLANEOUS

Section	5.1.	Ratification of Indenture	8
Section	5.2.	Trustee Not Responsible for Recitals	8
Section	5.3.	Governing Law	8
Section	5.4.	Separability	9
Section	5.5.	Counterparts	9

EXHIBIT A – Form of 2022 Senior Notes			A-1

i

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 7, 2017 (this “Supplemental Indenture”), between Navient Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered the base indenture, dated as of July 18, 2014 (the “Base Indenture”, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, the Company and the Trustee executed and delivered the first supplemental indenture, dated as of November 6, 2014, to provide for the establishment of two series of its notes under the Base Indenture known as its “5.000% Senior Notes due 2020” and its “5.875% Senior Notes due 2024”;

WHEREAS, the Company and the Trustee executed and delivered the second supplemental indenture, dated as of March 27, 2015, to provide for the establishment of a series of its notes under the Base Indenture known as its “5.875% Senior Notes due 2021”;

WHEREAS, the Company and the Trustee executed and delivered the third supplemental indenture, dated as of July 29, 2016, to provide for the establishment of a series of its notes under the Base Indenture known as its “6.625% Senior Notes due 2021”;

WHEREAS, the Company and the Trustee executed and delivered the fourth supplemental indenture, dated as of September 16, 2016, to provide for the establishment of a series of its notes under the Base Indenture known as its “7.250% Senior Notes due 2023”;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “6.500% Senior Notes due 2022” (the “Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Company pursuant to the 2017 Business Plan, adopted February 23, 2017, and certified by the Secretary’s Certificate, executed February 27, 2017, have duly authorized the issuance of the Senior Notes and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, the Company and Navient, LLC, entered into an Agreement and Plan of Merger on October 16, 2014, pursuant to which Navient, LLC merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, as a result of the Merger, the Company assumed Navient, LLC’s obligations under an indenture, dated October 1, 2000 and an amended and restated indenture, dated April 25, 2006;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Senior Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definition of Terms. Unless the context otherwise requires:

(a) each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b) the singular includes the plural and vice versa; and

(c) headings are for convenience of reference only and do not affect interpretation.

(d) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated.

(e) The following terms have the meanings given to them in this Section 1.1(e):

(i) “Board of Directors” means the board of directors or comparable governing body of the Company; provided that if the Company is a wholly-owned subsidiary of another person, the Board of Directors means the board of directors or comparable governing body of such person.

(ii) “Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of the Company’s voting stock; (3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction. For purposes of this definition, “voting stock” means capital stock or other equity interests of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

(iii) “Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Ratings Downgrade Event.

(iv) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of the Board of Directors of the Company on the date of the issuance of the Senior Notes; or (2) was nominated for election or elected to the Board of Directors of the Company with the approval of a majority of the Continuing Directors who were members of such Board of Directors of the Company at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

(v) “DTC” shall have the meaning assigned to it in Section 2.5.

(vi) “Fitch” means Fitch, Inc., also known as Fitch Ratings.

(vii) “Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

(viii) “Moody’s” means Moody’s Investors Service, Inc.

(ix) “Navient Corporation” means Navient Corporation, or any successor.

(x) “Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, that the Company selects (pursuant to a resolution of the Company’s Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

(xi) “Ratings Downgrade Event” means, on any date during the Trigger Period, the Senior Notes being downgraded by at least one modifier (a modifier being plus, neutral or minus for S&P or Fitch, 1, 2 or 3 for Moody’s and a similar modifier by any other Rating Agency) by any two of the three Rating Agencies from the rating on the Senior Notes by each such Rating Agency on the date prior to the first day of the Trigger Period; provided that no Ratings Downgrade Event shall be deemed to occur, if either (i) the rating on the Senior Notes by each Rating Agency that downgraded its rating is an Investment Grade Rating after the downgrade or (ii) in respect of a particular Change of Control, the Rating Agency or Agencies (as applicable) that downgraded the Senior Notes announce or confirm or inform the Trustee in writing that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control.

(xii) “S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

(xiii) “Trigger Period” means the period commencing one day prior to the first public announcement by the Company of a Change of Control or an arrangement that could result in a Change of Control and ending 60 days following consummation of the Change of Control (which period will be extended following consummation of a Change of Control for so long as the rating of the Senior Notes is under announced consideration for possible downgrade by any of the Rating Agencies as the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the applicable Change of Control).

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.1. Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “6.500% Senior Notes due 2022”, which is not limited in aggregate principal amount. The initial aggregate principal amount of the Senior Notes to be issued under this Supplemental Indenture shall be limited to $750,000,000. Any additional amounts of the series to be issued shall be set forth in a Company Order.

Section 2.2. Maturity. The stated maturity of principal for the Senior Notes will be June 15, 2022.

Section 2.3. Further Issues. The Company may from time to time, without the consent of the Holders of the series of Senior Notes, issue additional notes of such series. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the series of Senior Notes. Any such additional notes, together with the series of Senior Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 2.4. Form of Payment. Principal of, premium, if any, and interest on the Senior Notes shall be payable in U.S. dollars.

Section 2.5. Global Securities. Upon the original issuance, the Senior Notes will be represented by one or more Global Securities. The Company will issue the Senior Notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6. Interest.

The Senior Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from March 7, 2017) at the rate of 6.500% per annum, payable semiannually in arrears; interest payable on each Interest Payment Date will include interest accrued from March 7, 2017, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest shall be payable are June 15 and December 15, commencing on December 15, 2017; and the record date for the interest payable on any Interest Payment Date is the close of business on the Business Day immediately preceding the relevant Interest Payment Date.

Section 2.7. Authorized Denominations. The Senior Notes shall be issuable in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.8. Redemption. The Senior Notes are subject to redemption at the option of the Company as set forth in the forms of Senior Notes attached hereto as Exhibit A.

Section 2.9. Repurchase Upon Change of Control.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right, if any, to redeem the Senior Notes in full, the Company shall offer (the “Change of Control Offer”) to repurchase any and all of each Holder’s Senior Notes (equal to $2,000 or an integral multiple of $1,000 above that amount) at a repurchase price in cash equal to 101% of the aggregate principal amount of the Senior Notes repurchased plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall be required to mail a notice to each Holder of the Senior Notes to the address of such Holder appearing in the Registrar, with a copy to the Trustee or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such Senior Notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), with the following information:

(i) a Change of Control Offer is being made pursuant to this Section 2.9 and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(ii) the repurchase price and the Change of Control Payment Date;

(iii) any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(iv) unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;

(v) Holders electing to have any Senior Notes repurchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, in the form set forth in Exhibit A entitled “Option of Holder to Elect Purchase”, on the reverse of such Senior Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(vi) Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Company to repurchase such Senior Notes, provided that the Paying Agent receives, not later than the close of business on the last day of the Change of Control Offer period, a facsimile transmission, an email or a letter setting forth the name of the Holder of Senior Notes, the principal amount of Senior Notes tendered for repurchase, and a statement that such Holder is withdrawing his tendered Senior Notes and his election to have such Senior Notes repurchased;

(vii) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(viii) that Holders whose Senior Notes are being repurchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(b) While the Senior Notes are in global form and the Company makes an offer to repurchase all of the Senior Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the repurchase of the Senior Notes through the facilities of DTC, Euroclear and Clearstream, subject to their rules and regulations.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and the third party repurchases on the applicable date all Senior Notes properly tendered and not withdrawn under such Change of Control Offer, provided that a failure by such third party to comply with the requirements of such Change of Control Offer and to complete such Change of Control Offer shall be treated as a failure by the Company to comply with its obligations to offer to repurchase the Senior Notes unless the Company promptly makes an offer to repurchase the Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date, or (2) a notice of redemption has been given pursuant to the Indenture as described under Section 4.03 of the Base Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 2.9 of this Supplemental Indenture by virtue thereof.

(e) On the Change of Control Payment Date, the Company shall, to the extent permitted by law,

(i) accept or cause a third party to accept for payment all Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an Officers’ Certificate stating the principal amount of Senior Notes being repurchased.

(f) The Paying Agent shall promptly deliver to each Holder of Senior Notes the Change of Control Payment for such Senior Notes. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Section 2.10. Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Senior Notes.

ARTICLE 3.

FORM OF NOTES

Section 3.1. Form of Senior Notes. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon, are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1. Original Issue of Senior Notes. The Senior Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Senior Notes as in such Company order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Senior Notes.

Section 5.2. Trustee Not Responsible for Recitals. The recitals and statements herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 5.3. Governing Law. This Supplemental Indenture and each Senior Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4. Separability. In case any provision in the Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

NAVIENT CORPORATION, as Company

By:	/s/ Stephen O’Connell
Name:	Stephen O’Connell
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine J. Kincaid
Name:	Francine J. Kincaid
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF SECURITY]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Exhibit A-1

CUSIP No. 63938CAF5

NAVIENT CORPORATION

6.500% SENIOR NOTES DUE 2022

No.	$
As revised by the Schedule of Increases or Decreases in Global Security attached hereto

Interest. Navient Corporation, a Delaware corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of            million dollars ($            ), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on June 15, 2022 and to pay interest thereon from March 7, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 in each year, commencing December 15, 2017, at the rate of 6.500% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be the Business Day immediately preceding the relevant Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

March 7, 2017

NAVIENT CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: March 7, 2017

THE BANK OF NEW YORK MELLON

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By:
Authorized Signatory

Exhibit A-3

[FORM OF REVERSE OF SECURITY]

Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 18, 2014, among Navient Corporation (the “Company”) and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by the Fifth Supplemental Indenture, dated March 7, 2017 (as so supplemented, herein called the “Indenture”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $750,000,000.

Optional Redemption. The Securities of this series are subject to redemption at the Company’s option, at any time and from time to time, in whole or in part, at a Redemption Price equal to the greater of (i) 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the Redemption Date, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate (as defined below) plus 50 basis points plus accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any Redemption Date for the Securities, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate will be calculated on the third business day preceding the Redemption Date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the Securities.

Exhibit A-4

“Comparable Treasury Price” means, with respect to any Redemption Date:

(a) the average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

(b) if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Barclays Capital Inc. and RBC Capital Markets, LLC, as specified by the Company, or if these firms are unwilling or unable to select the applicable Comparable Treasury Issue or average of the Reference Treasury Dealer Quotations, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Barclays Capital Inc. and RBC Capital Markets, LLC (and their respective successors) plus one other or their affiliates which are primary U.S. government securities dealers (each a “Primary Treasury Dealer”), provided however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Securities (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to each registered holder of Securities to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Securities or portions of the Securities called for redemption. If fewer than all of the Securities are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Securities or portions thereof for redemption from the outstanding Securities not previously called by such method as the Trustee deems fair and appropriate.

Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control Triggering Event, the Holders of the Securities will have the right to require that the Company purchase such Holder’s outstanding Securities, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Exhibit A-5

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Restrictive Covenants. The Indenture does not limit the issuance of debt of the Company or any of its Subsidiaries.

Denominations, Transfer and Exchange. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of said State.

Exhibit A-6

All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

Exhibit A-7

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security repurchased by the Company pursuant to Section 2.9 of the Supplemental Indenture, check the box below:

☐  Section 2.9

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 2.9 of the Supplemental Indenture, state the amount you elect to have repurchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-8

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee

Exhibit A-9